Exhibit (d)(3)

INVESTMENT ADVISORY AGREEMENT

April 26, 2016

Deutsche Investment Management Americas Inc.

345 Park Avenue

New York, NY 10022

Dear Sirs:

Cayman Real Assets Fund, Ltd. (the “Company”), an exempt company organized under the Companies Law (as amended) of the Cayman Islands, and a wholly-owned subsidiary of Deutsche Real Assets Fund (the “Fund”), a series of Deutsche Market Trust (the “Trust”), herewith confirms its agreement with Deutsche Investment Management Americas Inc. (the “Adviser”) as follows:

1. Investment Description; Appointment

The Company desires to employ the capital of the Company by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the provisions of the Memorandum and Articles of Association of the Company, as may be amended from time to time, and in the Fund’s Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the “Prospectus” and “SAI,” respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust and the Board of Directors of the Company. Copies of the Fund’s Prospectus and SAI have been or will be submitted to the Adviser. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Company, the Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, (a) to act in strict conformity with the provisions of Cayman Islands law, the Investment Company Act of 1940, as amended (the “1940 Act”) and any rules or regulations thereunder and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and any rules and regulations thereunder, (b) to make investment decisions for the Company, to prepare and make available to the Company research and statistical data in connection therewith and to supervise the acquisition and disposition of securities and other investments by the Company, including the selection of brokers, dealers or counterparties to carry out the transactions, all in accordance with the Company’s Memorandum and Articles of Association and the Prospectus and SAI of the Fund in accordance with guidelines and directions from the Company's Board of Directors; (c) to assist the Company as it may reasonably request in the conduct of the Company’s business, subject to the direction and control of the Company’s Board of Directors; (d) to maintain or cause to be maintained for the Company all books, records, reports and any other information as would be required of a company registered as an investment management company under the 1940 Act, to the extent that such books, records and reports and other information are not maintained or furnished by the custodian or other agents of the Company; (e) to render to the Company administrative services such as preparing reports to and meeting materials for the Fund’s Board of

Directors and reports and notices to stockholders of the Company, providing assistance in certain accounting and tax matters, monitoring the valuation of portfolio securities, assisting in the calculation of net asset value and calculation and payment of distributions to stockholders, and overseeing arrangements with the Company's custodian, including the maintenance of books and records of the Company; (f) to furnish at the Adviser's expense clerical services in the United States, if any, related to research, statistical and investment work; (g) to pay the reasonable salaries, fees and expenses, if any, of such of the Company's officers and employees and any fees and expenses of such of the Company's directors as are directors, officers or employees of the Adviser; provided, however, that the Company, and not the Adviser, shall bear travel expenses (or an appropriate portion thereof) of directors and officers of the Company who are directors, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof or advisers thereto; (h) to exercise voting rights in respect of portfolio securities and other investments for the Company, (i) to monitor and evaluate the services provided by the Company’s investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement and (j) to accept the delegation of any and all rights, responsibilities and obligations of the Company and its Board of Directors as a “commodity pool operator” (“CPO”) with respect to the operation of the Company as a “commodity pool” under and pursuant to the Commodity Exchange Act, as amended, and related regulations (collectively, the “CEA”).

In connection with the foregoing delegation of the responsibilities and obligations of the Company and the Board of Directors as the CPO, the Adviser confirms that it is duly registered with the Commodity Futures Trading Commission and is qualified to serve as the CPO with respect to the Company. In consideration of the acceptance of the forgoing delegation by the Adviser, the Company and Board of Directors agree to remain at all times jointly and severally liable with respect to any violations of the CEA in connection with the operation of the Fund as a “commodity pool” under and pursuant to the CEA.

Subject to the prior approval of a majority of the members of the Company’s Board of Directors, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company that the Adviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of the Adviser's duties enumerated in section 2 hereof; provided, that the Adviser shall continue to supervise the services provided by such company or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder. Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of the Company that the sub-adviser or delegate shall manage and the fees to be paid to the sub-adviser or delegate by the Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Adviser, subject to the prior approval of a majority of the members of the Company's Board of Directors.

3. Brokerage

In executing transactions for the Company and selecting brokers, dealers or counterparties, the Adviser shall use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser shall consider on a continuing basis all factors it deems relevant, including, but not limited to, breadth of the market in the security or other investment, the price of the security or other investment, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction. In selecting brokers, dealers or counterparties to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4. Standard of Care

The Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Adviser nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Company, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard on the part of the Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Adviser, who may be or become an employee of the Company and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as an employee or agent of the Adviser.

5. Compensation

The Adviser recognizes that it receives compensation for performing investment advisory services for the Fund pursuant to a separate investment advisory agreement with the Fund and agrees to receive no additional compensation for rendering its services under this Agreement.

6. Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The Company will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Company who are not officers, directors, or employees of the Adviser, any sub-adviser, or any of their affiliates; fees of any pricing service employed to value shares of the Company; fees and expenses incident to its status as a Cayman Island exempt company; charges of custodians and transfer and dividend disbursing agents; the Company’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Company’s existence; costs of preparing and printing notices and proxy materials for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; costs attributable to investor services, including, without limitation, telephone and personnel expenses; and any extraordinary expenses.

The Company will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Company is a party and of indemnifying officers and Directors of the Company with respect to such litigation and other expenses as determined by the Directors.

7. Services to Other Companies or Accounts

Nothing herein shall be construed as prohibiting the Adviser from providing investment advisory services to, or entering into investment advisory agreements with, other clients, including clients which may invest in securities of issuers in commodity-related industries, or from utilizing (in providing such services) information furnished to the Adviser by advisors and consultants to the Company and others; nor shall anything herein be construed as constituting the Adviser as an agent of the Company.

8. Term of Agreement

This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, so long as the Adviser remains the investment adviser for the Fund. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Company’s shares, or upon 90 days’ written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

9. Miscellaneous

This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Company, and (ii) a majority of the members of the Company’s Board of Directors.

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Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

                     Cayman Real Assets Fund, Ltd.

                                                By: /s/ John Millette

                     Name: John Millette

                     Title: Secretary

Accepted:

Deutsche Investment Management Americas Inc.

By:  /s/ John Millette

Name: John Millette

Title: Secretary

By:  /s/ Caroline Pearson

Name: Caroline Pearson

Title: Managing Director